EXHIBIT 1.1

Strategic Alliance Agreement

This Agreement is made and entered into this 30th day of June 2017,

Between:

Turnkey Capital Inc., having its office located at 2929 E. Commercial Blvd, Suite PH-D, Ft. Lauderdale, Florida, hereinafter referred to as "TKCI";

And:

A Seminole Indian Company to be formed by Former Seminole Tribal Chairman James E. Billie and Craig Talesman, having an office located at 1800 Frank Huff Road, Seminole Reservation, Okeechobee, FL 34974, hereinafter referred to as “SIC".

1.

Overview

The purpose and intent of this strategic alliance is to combine the resources and talents of, TKCI and SIC, in order to take advantage of every opportunity permitted by tribal sovereignty to create revenue streams in multiple areas in conjunction with operating partners that have existing marketing and customers in place, thereby limiting the capital requirements and risk. New marketing advantages based upon competitive pricing, cross marketing and new revenue streams from expansion into other industries will grow the business beyond anything previously imagined. The structure may also be used for additional compatible acquisitions which will also fuel growth. TKCI believes that structuring operations with Tribal Sovereignty will deliver the financial advantages of operating in a tax free environment with limited liability, plus other benefits such as permit and zoning ease, supporting an ideal structure for investment capital and successful entrepreneurial ventures.

2.

Term

2.1

The term of this Agreement is twenty-four (24) months. The Agreement may be renewed, subject to mutual written approval.

2.2

Notwithstanding the completion, expiration or termination of this Agreement, the indemnities warranties and undertakings contained or referred to in this Agreement shall continue to subsist for as long as may be necessary for the purpose of giving effect to each one and every one of them.

3.

TKCI Committments

3.1

TKCI shall establish a wholly-owned subsidiary (the “Holding Company”) for the sole purpose of conducting and developing business on behalf of this alliance. The utilization of this subsidiary will provide for separate record keeping, reporting and tracking of all business related to this agreement.

3.2

In addition to capital recruitment functions, TKCI shall perform all of the functions and accept all of the responsibilities of the position of Chief Financial Officer including but not limited to management of accounts receivable and accounts payable, interfacing with Holding Company accountants on tax matters, interfacing with Holding Company accountants and lawyers on regulatory and compliance matters, and all other tasks typically and reasonably associated with the post and position of Chief Financial Officer.

4.

Committments and Rights of SIC

4.1

SIC acknowledges and agrees that the ability of TKCI to render its services is uniquely dependent upon the cooperation and provision of information to TKCI by Chief James E. Billie and Craig Talesman for SIC. In the event that information is required, it shall be provided in writing.

4.2

SIC, represented by Chief James E. Billie and Craig Talesman, will assist in the closing of the transactions by: 1) participating in meetings with key decision makers, providing process overview, and describing case histories of similarly situated projects; and 2) providing advice on issues such as i) location; (ii) deal structure; (iii) funding; (iv) timing/phasing; (v) cash flow/revenue collection issues; and (vi) other major implementation issues.

4.3

SIC shall allow TKCI to review and analyze all business opportunities that could be mutually beneficial to TKCI and SIC within the time frame of this alliance.

4.4

SIC, represented by Chief James E. Billie and Craig Talesman, will assist in the finalization of project structuring plans geared toward maximizing all available revenue streams.

4.5

SIC, represented by Chief James E. Billie and Craig Talesman, will provide access to other opportunities.

4.6

The decision to join this alliance is at the absolute discretion of Chief James E. Billie and Craig Talesman. TKCI affirms that it shall not have any claim towards SIC if the management decides not to sign the agreement in the investigation stage, and before any agreements are signed, for any reasons whatsoever.

4.7

SIC may try to locate, or authorize others to locate potential investors who are not Reserved Investors (or Rejected Investors), and SIC may accept investments from such other investors, without incurring any liability towards TKCI

5.

Fees and Financial Structuring

5.1

A wholly-owned subsidiary (the “Holding Company”) shall be established by TKCI to accomplish the following:

5.1.1

To hold the assets and liabilities of the TKCI/SIC alliance and provide for separate management of the alliance business operations.

5.1.2

Operating capital may be raised and a growing shareholder base may be established to support future expansion.

5.2

Net revenue from business operations created by Holding Company for the alliance will be distributed by Holding Company equally – 50/50 -  to TKCI and SIC:

5.5.1

SIC’s original business concepts and plans, as well as opportunities brought to the table through its connections, and third-party contracts, are ways that we anticipate business could be generated, and revenues created;

5.5.2

TKCI’s advisory and management services and capital resources will provide the critical structure and business mechanism to carry concepts through to revenue.

5.3

Turnkey Capital Inc. (TKCI) will reserve ten percent (10%) of the shares of TKCI for SIC. These shares will be issued once an exclusivity agreement is reached.

5.4

Once the Holding Company is raising funds and generating revenue, the parties will negotiate a monthly fee.

Confidentiality and non-compete

During the term of this Agreement and for one (1) year thereafter, TKCI will keep in confidence, not reveal, not use and not allow or assist others to use, any information marked “Confidential” received from or through SIC in the context of its activities hereunder, except as authorized in writing by SIC. However, TKCI may assume that unless SIC specifically advises it to the contrary, in writing, with respect to an item of information, it may reasonably make such information available to third parties that TKCI is attempting to introduce to SIC. Such information includes, but is not limited to SIC's business plans and proprietary disclosures. The above provisions will survive the termination of this Agreement, except they will not apply to information that (i) is in the public domain or later becomes available to the public through no breach of this Agreement by either party; (ii) is obtained by either party from a third party who had the legal right to disclose the information to that party; (iii) is already in the possession of the receiving party on the date this Agreement becomes effective; (iv) is independently developed by either party or (v) is required to be disclosed by law, government regulation, or court order.

7.

Termination

This Agreement may be terminated early if mutually agreed to by both parties in writing, or for cause, which is defined as conviction of either party of a criminal offense, actions in bad faith, and knowing or intentional misconduct, failure to perform as determined by SIC, or a material breach of this Agreement. The expiration or early termination of this Agreement shall not affect any of its provisions which are expressed to operate or have an effect afterwards or any right of action already accrued to either party in respect of any breach by the other party.

8.

Warranties and Indemnification

8.1

SIC represents and warrants to TKCI that the undersigned are duly authorized to execute and enter into this Agreement, and that all information relating to SIC furnished by Chief James E. Billie and Craig Talesman, or its other representatives, to TKCI will be complete, accurate and not misleading.

8.2

Each party ("the Defaulting party") shall indemnify the other party ("the Innocent party") and keep the Innocent Party indemnified and harmless from and against any claims brought against the Innocent Party as a result of any acts or omissions of the Defaulting Party, whether such acts or omissions relate to the Defaulting Party's tasks under this Agreement or not. The Defaulting Party's liability under this provision shall extend to legal fees and to court and/or arbitration expenses, as the case may be as well as any other expenses incurred by the Innocent Party in the course of defending and/or handling and/or settling such claim.

9.

Strategic Alliance

9.1

TKCI is performing under this Agreement as a Strategic Alliance member and is not a legal or implied agent or employee of SIC. This Agreement does not create agency or employment relationship between the parties hereto.

9.2

TKCI shall not, by reason of this Agreement or the performance of the services delineated herein, be or be deemed to be, an employee of SIC, and TKCI shall have no power to enter into any agreement on behalf of, or otherwise bind SIC. Without limiting the foregoing, TKCI shall not enter into any contract or commitment on behalf of SIC.

9.3

SIC acknowledges and agrees that TKCI shall have no liability resulting from TKCI’s failure to obtain any financing for any of its programs or business concepts. Neither party shall have any claim whatsoever against the other if an investment or a sales opportunity was lost because of any of the other party's acts or omissions.

9.4

SIC understands that TKCI is not acting as a broker-dealer or dealer in securities with respect to any transaction contemplated hereunder, and that any securities which may be sold in respect to any such transaction are being sold directly by or to SIC, to or by TKCI parties to such transaction. SIC acknowledges and agrees that no liability will be attributed to TKCI in connection with the issuance of any equity or securities. Any fees due to TKCI are to be paid solely as finder’s fee and as remuneration for other services provided for under this Agreement.

9.5

TKCI will have First Right of Refusal with regard to any sale or disposition of any part or the whole of companies or projects developed in relationship with this alliance.

10.

Arbitration

10.1

This Agreement shall be governed by the laws of the State of Florida.

10.2

Any disputes arising under or in connection with the validity, interpretation and performance of this Agreement that cannot be resolved amicably by the parties shall be settled in arbitration before a single arbitrator. If arbitration fails to render a mutually agreement resolution the Courts of the State of Florida will be deemed to have jurisdiction.

10.3

In addition to all other remedies provided in this Agreement, the prevailing party shall be entitled to all costs and expenses reasonably incurred as a result of said breach, including arbitration and court costs, and reasonable attorney's fees.

11.

Miscellaneous

11.1

This Agreement, together with any added Appendices, constitutes the entire agreement between the parties with respect to its subject matter and supersedes any prior agreement. This Agreement may be changed only by mutual agreement between the parties, expressed in writing.

11.2

All notices under this Agreement shall be in writing and shall be deemed given if delivered to the party personally, or five (5) days after sent by registered airmail or by an express courier, as well as delivery by confirmed facsimile transmission or confirmed electronic mail. The addresses for notices given under this Agreement shall be those provided above.

11.3

If any provision of this Agreement is held by an arbitrator to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force, and the stricken provision shall be replaced by a valid, legal and enforceable provision having as nearly as possible the same economic and practical effect.

11.4

This Agreement shall be binding on all parties’ respective assigns and successors.

11.5

Facsimile copies of this Agreement, with signatures, shall be given the same legal effect as an original with original signatures.

And in witness, the parties sign on the day and date first above written:

For Chief James E. Billie		Craig Talesman	Turnkey Capital Inc.

Sign:	/s/ Chief James E. Billie	/s/ Craig Talesman	/s/ Neil Swartz

Name:	Craig Talesman		Neil Swartz

Title:			Chief Executive Officer